Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MEI Pharma, Inc.

San Diego, California

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement of our report dated September 8, 2022, except for the impact of the reverse stock split described in Note 1, as to which the date is April 27, 2023, relating to the financial statements of MEI Pharma, Inc., which is contained in that joint proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

San Diego, California

June 2, 2023